UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 8, 2005

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

Approval of 2005 Incentive Plan and Equity, Refresh Grants.

On February 8, 2005, the Compensation Committee of the Board of Directors of Equinix, Inc. (“Equinix”) adopted Equinix’s 2005 cash incentive plan. The plan applies to the fiscal year ending December 31, 2005. All regular and full-time employees, excluding sales personnel, are eligible to earn annual cash bonuses under the plan.

Under the incentive plan, an annual target bonus amount has been assigned to each employee and may be modified from time to time thereafter. The actual annual bonus is determined on the basis of Equinix’s performance against EBITDA goals and revenue goals as set forth in the operating plan approved by the Board of Directors of Equinix. The Compensation Committee may adjust the amount of Equinix’s revenue and EBITDA, or both, to exclude extraordinary expenses or benefits. 50% of the cash incentive plan will be funded if Equinix hits the Board approved revenue and EBITDA plan for 2005, and the remaining 50% of the plan will be funded if Equinix over-performs against the goals set forth in the operating plan. The over-performance portion is funded only if revenues exceed plan, and EBITDA flow-throughs on those revenues exceed 65%. Target bonuses at plan range from 5% to 35% of the employee’s base salary. These amounts could be doubled for over-performance against the operating plan. No bonuses will be paid if either EBITDA or revenue is less than 95% of operating plan target.

On February 8, 2005, the Compensation Committee of the Board of Directors of Equinix also approved the grant of options to employees, excluding executive officers, to purchase an aggregate of 860,000 shares of common stock as part of the Company’s annual refresh program. On February 8, 2005, the Compensation Committee of the Board of Directors of Equinix approved the issuance of 320,500 shares of restricted shares of common stock to executive officers pursuant to the Equinix 2000 Equity Incentive Plan. The restricted shares are subject to 4 year vesting, and will only vest if the stock appreciates at pre-determined levels.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

Date: February 10, 2005	By:	/s/ RENEE F. LANAM
Renee F. Lanam
Chief Financial Officer